GEO. A. HORMEL & COMPANY
dba HORMEL FOODS CORPORATION
AUSTIN, MINNESOTA



NOTICE OF ANNUAL MEETING OF STOCKHOLDERS







To The Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Geo. A. Hormel & Company, dba Hormel Foods Corporation, a Delaware corporation, will be held in the main auditorium of the Austin High School, Austin, Minnesota, on Tuesday, January 31, 1995, at 8:00 p.m. for the following purposes:

1.   To elect a board of 15 directors for the ensuing year.

2. To vote on a proposal to amend the Company's Certificate of Incorporation to change the Company's name from Geo. A. Hormel &
Company to Hormel Foods Corporation.

3. To vote upon ratification of appointment, by the Board of Directors, of Ernst & Young as independent auditors for the fiscal year which will end October 28, 1995.

4. To transact such other business as may properly come before the meeting.

The Board of Directors has fixed December 5, 1994, at the close of business, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.


By order of the Board of Directors



T. J. LEAKE
Secretary

December 30, 1994

GEO. A. HORMEL & COMPANY
dba HORMEL FOODS CORPORATION
1 HORMEL PLACE
AUSTIN, MINNESOTA 55912








PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on January 31, 1995. The shares represented by the enclosed proxy will be voted in accordance with the stockholder's directions if the proxy is duly executed and returned prior to the meeting. If no directions are specified, the shares will be voted for the election of directors recommended by the Board of Directors, for the amendment to the Company's Certificate of Incorporation changing the Company's name to Hormel Foods Corporation and for the appointment of Ernst & Young as independent auditors for the next fiscal year. Any person giving a proxy may revoke it at any time before it is exercised by contacting the Secretary of the Company.

The expenses of soliciting proxies will be paid by the Company. If it appears necessary or advisable, proxies may be solicited at Company expense personally, or by telephone or telegraph, by directors, officers and other employees who will not receive additional compensation. The Company will also reimburse brokerage firms, and other custodians, nominees and fiduciaries, for their reasonable out-of-pocket expenses in sending proxy materials to beneficial owners. Your cooperation in promptly signing and returning the enclosed proxy will help to avoid additional expense.

The Company had 76,704,207 shares of Common Stock outstanding as of December 5, 1994. Each share of stock is entitled to one vote. The Company has no other class of shares outstanding. Only common stockholders of record at the close of business as of December 5, 1994, are entitled to notice of, and to vote at, the Annual Meeting of Stockholders. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Shares represented by abstentions are counted in the same manner as shares submitted with a "withheld" or "no" vote in tabulations of the votes cast on proposals presented to stockholders, whereas shares represented by broker non-votes are deemed not present, and therefore, not counted for purposes of determining whether a proposal has been approved. This proxy statement and form of proxy are being mailed to stockholders on or about December 30, 1994.


STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

Any stockholder intending to present a proposal at the Annual
Meeting of Stockholders to be held in 1996 must arrange to have the proposal delivered to the Company not later than September 1, 1995, in order to have the proposal considered for inclusion in the proxy statement and the form of proxy for that meeting.


ELECTION OF DIRECTORS

It is intended that the persons named as proxies in the enclosed proxy will vote for the election of the 15 nominees named below to hold office as directors until the next Annual Meeting of Stockholders and until their successors are elected and qualify. In the event any of such nominees should become unavailable for any reason, which the Board of Directors does not anticipate, it is intended that the proxies will vote for the election of such substitute persons, if any, as shall be designated by the Board of Directors. Directors are elected by a plurality of the votes cast. The fifteen candidates receiving the highest number of votes will be elected.

NOMINEES FOR DIRECTORS

                                   Principal                                                             Year
                                   Occupation                                                            First
                                   and Five Year                                                         Became a
Name                      Age      Business Experience                                                   Director

JOHN W. ALLEN             64       Professor in the Food Industry Management Program                     1989
                                   at Michigan State University

JAMES W. COLE*            60       Group Vice President, Foodservice Group                               1990

WILLIAM S. DAVILA         63       President and Chief Operating Officer of The Vons                     1993
                                   Companies, Inc., 1984 to 1992; President Emeritus of
                                   The Vons Companies, Inc. since 1992

DAVID N. DICKSON*         51       Group Vice President, International and Corporate                     1990
                                   Development

LUELLA G. GOLDBERG        57       Chair, Board of Trustees, Wellesley College, 1985 to 1993;            1993
                                   Acting President, Wellesley College, July 1, 1993 to
                                   October 1, 1993; Trustee, Wellesley College;
                                   Director, Minnesota Orchestral Association;
                                   Trustee and Member of Executive Committee,
                                   University of Minnesota Foundation; Member,
                                   Board of Overseers, University of Minnesota
                                   School of Management

DON J. HODAPP*            56       Group Vice President, Administration, 1986 to 1992;                   1986
                                   Executive Vice President and Chief Financial Officer
                                   since 1992

JOEL W. JOHNSON*          51       Senior Vice President of Sales and Marketing, Oscar                   1991
                                   Mayer Foods, Inc., 1987 to 1991; Executive Vice
                                   President and General Manager of Oscar Mayer Foods,
                                   Inc., 1991; Executive Vice President of Marketing
                                   and Sales of the Company, 1991 to 1992; President, 1992
                                   to January 25, 1993; President and Chief Operating Officer,
                                   January 26, 1993 to October 1, 1993; President and Chief
                                   Executive Officer since October 1, 1993

GERALDINE M. JOSEPH       71       Senior Fellow, Hubert H. Humphrey Institute                           1974-1978
                                   of Public Affairs 1984 to 1993; Director, German                      1981
                                   Marshall Fund of the U.S.; Director, National
                                   Democratic Institute for International Affairs;
                                   Advisory Committee Member, Humphrey Policy Forum

STANLEY E. KERBER*        57       Group Vice President, Meat Products Group                             1990

RICHARD L. KNOWLTON       62       Chairman of the Board, President and Chief Executive                  1974
                                   Officer, 1984 to 1992; Chairman of the Board
                                   and Chief Executive Officer, 1992 to October 1, 1993;
                                   member, Board of Trustees, Mayo Foundation since 1988;
                                   nonemployee Board Chairman since October 1, 1993

EARL B. OLSON             79       Chairman of the Board, Jennie-O Foods, Inc.                           1987
                                   (a wholly owned subsidiary of Hormel Foods
                                   Corporation since 1986)

ROBERT F. PATTERSON*      55       Group Vice President, Prepared Foods Group                            1990

GARY J. RAY*              48       Group Vice President, Operations Group, 1990 to 1992;                 1990
                                   Executive Vice President of Operations since 1992

RAY V. ROSE               71       Food Industry Consultant                                              1981

ROBERT R. WALLER, M.D.    57       Professor of Ophthalmology, Mayo Medical School;                      1993
                                   President and Chief Executive Officer, Mayo Foundation;
                                   Executive Committee Chair, Board of Trustees,
                                   Mayo Foundation; Chair, Mayo Foundation
                                   for Medical Education and Research

*Messrs. Cole, Dickson, Hodapp, Johnson, Kerber, Patterson, and Ray are members of the Executive Committee of the Board of Directors.

Mr. Allen is a member of the Board of Directors of Alliance
Associates, Inc., Coldwater, Michigan, and Brooks Beverage Management, Inc., Holland, Michigan.

Mr. Davila is a member of the Board of Directors of The Vons
Companies, Inc., Los Angeles, California, Wells Fargo Bank, San
Francisco, California, and Pacific Gas and Electric, San Francisco,
California.

Mrs. Goldberg is a member of the Board of Directors of NWNL
Companies, Inc., TCF Financial Corporation, and Piper Jaffray
Investment Trust, Inc., all of Minneapolis, Minnesota.

Mr. Johnson is a member of the Board of Directors of Meredith
Corporation, Des Moines, Iowa.

Mr. Knowlton is a member of the Board of Directors of NWNL
Companies, Inc., Super Valu Stores, Inc., and First Bank System, Inc., all of Minneapolis, Minnesota.

Mr. Rose is a member of the Board of Directors of Smith's Food and Drug, Inc., Salt Lake City, Utah.

Dr. Waller is a member of the Board of Directors of Principal
Financial Group, Des Moines, Iowa.

No family relationship exists between any of the nominees for director of the Company.


COMPENSATION OF DIRECTORS

Directors who are not employees of the Company receive a retainer of $23,000 and $1,200 for attendance at each Board Meeting. In addition, a fee of $500 or $1,000, depending upon location and duration of meeting, is paid for attendance at committee meetings. The Chairpersons of the Audit, Compensation, and Nominating Committees and the Board Chairman each receive an additional $2,000 per year. Additionally, each February 1, each nonemployee director receives a grant of 1,000 options at fair market value, and an award of $5,000 worth of Restricted Shares. Directors who are employees of the Company receive $100 for each Board Meeting they attend, which has remained unchanged since 1934.


COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

The Board of Directors met eight times during the last fiscal year. All of these meetings were regular, scheduled meetings.

The Company has Audit, Personnel, Compensation, and Nominating
Committees of the Board of Directors.

The Audit Committee members are Mrs. Joseph, Chairperson, Mr. Allen, Mr. Davila, and Mrs. Goldberg. The Committee met twice during the last fiscal year. The Audit Committee reviews the arrangement and scope of the audit, reviews the activities and recommendations of the Company's internal auditors, considers comments by the independent accountants with respect to the adequacy of internal control procedures and the consideration given or the corrective action taken by management, reviews internal accounting procedures and controls with the Company's financial and accounting staff and reviews nonaudit services provided by the Company's independent accountants.

The Company has a Personnel Committee consisting of Mr. Johnson, Chairperson, Mr. Knowlton, Mr. Rose, and Dr. Waller. This Committee deals, among other things, with matters of management positions and the succession of management. The Committee met once during the last fiscal year.

The Company has a Compensation Committee consisting of Mr. Rose, Chairperson, Mr. Davila and Mr. Knowlton. The primary function of this Committee is to establish compensation arrangements for all officers of the Company and other senior management personnel. The Committee met five times during the last fiscal year.

The Company has a Nominating Committee, consisting of Dr. Waller, Chairperson, Mr. Johnson, Mrs. Joseph, and Mr. Rose. Board of Directors nominees are proposed by the Nominating Committee, which will consider nominees recommended by stockholders. Stockholder recommendations should be sent to the Secretary of the Company for forwarding to the Nominating Committee. The Committee met once during the last fiscal year.

Since October 1, 1993, the date of his retirement from all executive positions with the Company, Mr. Knowlton has served in the newly created position of nonemployee Board Chairman. Mr. Knowlton serves in such position at the pleasure of the Board.


PRINCIPAL SHAREHOLDERS

Information as to the persons or groups known by the Company to be beneficial owners of more than five percent of the Company's voting securities, as of October 29, 1994, is shown below:

                         Name and Address                        Amount                   Percent
Title of Class           of Beneficial Owner                     Beneficially Owned       of Class

Common Stock             The Hormel Foundation (1)               32,029,080               41.76%
                         1 Hormel Place
                         Austin, MN 55912

Common Stock             The Geo. A. Hormel & Company (2)         4,323,645               5.64%
                         Joint Earnings Profit
                         Sharing Trust
                         1 Hormel Place
                         Austin, MN 55912

(1) The Hormel Foundation holds 2,539,050 of such shares as individual owner and 29,490,030 of such shares as trustee of various trusts. The Hormel Foundation, as trustee, votes the shares held in trust. The Hormel Foundation has a remainder interest in all of the shares held in trust. The remainder interest consists of corpus and accumulated income in various trusts which are to be distributed when the trusts terminate upon the death of designated beneficiaries, or upon the expiration of twenty-one years after the death of such designated beneficiaries.

     The Hormel Foundation was converted from a private to a public foundation on December 1, 1980. The Certificate of Incorporation and Bylaws of the Foundation provide for a Board of Directors, a majority of whom represent non-profit agencies to be given support by the Foundation. Each member of the Hormel Foundation has equal voting rights.

     Members of The Hormel Foundation are: I. J. Holton, retired Chairman of the Board of Hormel Foods; Richard L. Knowlton, retired Chief Executive Officer of Hormel Foods; Charles D. Nyberg, retired Senior Vice President and General Counsel of Hormel Foods; William R. Hunter, retired Executive Vice President of Hormel Foods; Joel W. Johnson, President and Chief Executive Officer of Hormel Foods; Jerry A. Anfinson, Certified Public Accountant, Austin; Raymond B. Ondov, Attorney, Austin; James G. Huntting, Jr., President of Huntting Elevator Company of Austin; Kermit F. Hoversten, Attorney, representing the City of Austin; John H. Dibble, Executive Director, United Way of Austin, Inc.; James A. Birney, Officer in Charge, The Salvation Army of Austin; Donald R. Brezicka, St. Olaf Hospital Administrator, representing the St. Olaf Hospital Association, Austin; Neil A. Perry, Executive Director, Young Men's Christian Association, Austin; James R. Mueller, Executive Director, Cedar Valley Rehabilitation Workshop, Inc., Austin; H. O. Schmid, Director, Hormel Institute, Austin, representing the University of Minnesota; Peter A. Tangren, representing the Austin Public Education Foundation Inc.; and Philip Richardson, Attorney, Austin, representing the Austin Community Scholarship Committee.

(2)  The Trustee of the Company's Joint Earnings Profit
Sharing Trust is required to obtain and follow voting direction from Trust participants when voting the Common Stock held in the Trust.


SECURITY OWNERSHIP OF MANAGEMENT

Information as to beneficial ownership of the Company's equity securities by directors, nominees, and executive officers of the Company as of October 29, 1994, is shown below:

                    Name of                               Amount                     Percent
Title of Class      Beneficial Owner                      Beneficially Owned (1)     of Class

Common Stock        John W. Allen (2)                     5,298                      *

Common Stock        James W. Cole (2) (5)                 117,797                    *

Common Stock        William S. Davila (2)                 4,990                      *

Common Stock        David N. Dickson (2) (5)              63,289                     *

Common Stock        Luella G. Goldberg (2)                4,668                      *

Common Stock        Don J. Hodapp (2) (3) (5)             204,048                    *

Common Stock        Joel W. Johnson (2) (4) (5)           182,019                    *

Common Stock        Geraldine M. Joseph (2) (3)           6,798                      *

Common Stock        Stanley E. Kerber (2) (3) (5)         119,002                    *

Common Stock        Richard L. Knowlton (2) (4)           538,346                    *

Common Stock        Earl B. Olson (2)                     328,683                    *

Common Stock        Robert F. Patterson (2) (3) (5)       153,042                    *

Common Stock        Gary J. Ray (2) (3) (5)               158,163                    *

Common Stock        Ray V. Rose (2)                       5,483                      *

Common Stock        Robert R. Waller, M.D. (2)            2,449                      *

Common Stock        All Directors and Executive (6)       2,960,539                  3.79%
                    Officers as a Group

(1) Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares of the Company's Common Stock have sole voting and investment power with respect to said shares. Holdings are rounded to the nearest full share.

(2)  The total number of shares of the Company's Common
Stock beneficially owned by the following persons includes the following number of shares subject to immediately exercisable options: Mr. Allen - 3,000; Mr. Cole - 105,000; Mr. Davila - 2,000; Mr. Dickson - 50,000; Mrs. Goldberg - 1,000; Mr. Hodapp - 112,000; Mr. Johnson - 170,000; Mrs. Joseph - 3,000; Mr. Kerber -
55,000; Mr. Knowlton - 251,000; Mr. Olson - 3,000; Mr. Patterson - 80,000; Mr. Ray - 112,000; Mr. Rose - 3,000; and Dr. Waller -
2,000.

(3)  The total number of shares of the Company's Common
Stock beneficially owned by the following nominees for election as directors includes the following number of shares of the Company's Common Stock beneficially owned by members of their respective households: Mr. Hodapp - 19,769; Mrs. Joseph - 1,000; Mr. Kerber - 30,000; Mr. Ray - 56; and Mr. Patterson - 25,000.

(4)  Does not include any shares owned by The Hormel
Foundation, of which Mr. Johnson and Mr. Knowlton are members.

(5) Shares listed as beneficially owned include, where applicable, shares allocated to participants' accounts under the Hormel Tax Deferred Investment Plan 401(k)A and the Company's Founders' Fund Plan, and a pro-rata share of unallocated shares held in the Company's Joint Earnings Profit Sharing Trust for the benefit of participants.

(6) As of October 29, 1994, all directors and executive officers as a group owned beneficially 1,552,000 shares subject to immediately exercisable options. Shares listed as beneficially owned include, where applicable, shares allocated to participants' accounts under the Hormel Tax Deferred Investment Plan 401(k)A and the Company's Founders' Fund Plan and a pro-rata share of unallocated shares held in the Company's Joint Earnings Profit Sharing Trust for the benefit of participants.

*    Less than one percent.


EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

The Compensation Committee (the "Committee") consists exclusively of nonemployee directors, and is responsible for setting and administering the policies that govern the compensation of executive officers of the Company, including the five executive officers named in this proxy statement. The Committee also administers the Company's stock option plans.


Philosophy/Objectives

The Committee's objective is to attract and retain the most highly qualified executive officers in a manner which provides incentives to create stockholder value. This objective is accomplished by establishing compensation which is calculated to attract and retain the best management talent available while at the same time providing both significant risk and opportunity for reward based on Company performance.

Executive officer Annual Compensation as related in the Summary Compensation Table on page 10 consists of salary, formula bonus determined by Company earnings under the Company's Operator Share Incentive Compensation Plan and discretionary bonus approved by the Committee. Long Term Compensation is provided by stock options and restricted shares which provide longer term compensation opportunities based on increases in the value of the Company's stock. In its considerations, except as noted below, the Committee does not assign quantitative relative weights to different factors or follow mathematical formulae. Rather, the Committee exercises its discretion and makes a judgment after considering the factors it deems relevant. The Committee believes that it has set compensation at appropriate levels which reflect each executive's contribution to achieving the Company's goals and in a manner that ties the executive's earning opportunity to the welfare of the Company's stockholders.

In the Committee's view, it is in the Company's best interest to offer compensation opportunities which enable the Company to compete with other American industrial companies for the most effective talent available. However, it is also the Committee's view that such opportunities should involve compensation which is significantly "at risk" to the fortunes of the Company. For that reason, while total Annual Compensation is targeted to place an executive's total compensation at the 75th percentile of the compensation reported by a consultant retained by the Company as described below, the proportion of formula bonus in the compensation mix will generally increase as the executive officer's responsibilities and compensation increase. In the case of the five executive officers named in the Summary Compensation Table, the "at risk" formula bonus exceeds salary for each of the reported years.

Executive Officer Annual Compensation

Salary is the weekly cash payment which is assured to the executive officer as part of the employment relationship. The formula bonus determined by Company earnings under the Company's Operator Share Incentive Compensation Plan is the after tax earnings per share reported by the Company at fiscal year end on a designated number of shares of the Company's Common Stock ("Operators' Shares"). Operators' Shares do not constitute any form of equity ownership in the Company, and are limited to a method for calculating compensation. The level of salary and number of Operators' Shares is determined annually in the following manner in the case of each executive officer.

Each executive officer position has been rated based on evaluation criteria provided by an independent nationally recognized management compensation firm ("Consultant"). The Consultant has rated the Chief Executive Officer ("CEO") position and, with input from the CEO, has rated the major officer positions reporting directly to the CEO, including all executive officers named in the Summary Compensation Table. Other executive positions within the Company are rated by a job evaluation committee currently comprising the CEO, the Company's two Executive Vice Presidents, and the Company's Vice President of Human Resources, utilizing the Consultant as a resource.

The ratings of each executive officer position are a measurement of job content expressed in numerical points, measuring qualitative attributes of the position using a methodology developed by the Consultant. The Consultant annually assigns a range of compensation values to those numerical ratings using Consultant's data base drawn from surveys of several hundred American companies in a variety of industries. The Committee has determined that it is appropriate and in the Company's best interest to set the policy guideline for Company compensation at the 75th percentile of the range of compensation provided by the Consultant for a given numerical rating. Once the level of compensation is established, the appropriate amount is provided through a combination of salary and Operators' Shares. A significant percentage of that compensation for all executive officers is provided by awarding Operators' Shares. For purposes of determining the number of Operators' Shares to be awarded, Operators' Shares are valued based on a three year average of Company earnings. The basic concept underlying Operators' Shares has been used by the Company since 1932 as a significant component of executive compensation. Compensation from Operators' Shares exceeded salary for each executive officer named in the Summary Compensation Table in each of the past three fiscal years.

In addition to the salary and Operators' Shares described above, Annual Compensation may include a discretionary cash bonus proposed by the CEO for a small group of executive officers which the Committee has the authority to accept or reject, and a bonus provided by the Committee for the CEO. In the case of selected executive officers below the CEO responsible for sales and marketing groups, the receipt of the bonus depends on achieving the pre-determined pre-tax profit goal for the group reporting to the executive officer. In the case of other executive officers below the CEO, receipt of the bonus depends upon the Committee's acceptance of the CEO's recommendation based on the CEO's assessment of the executive officer's performance. The Committee has accepted the CEO's recommendation in each of the last three fiscal years.


Executive Officer Long Term Compensation/Stock Option Program

Acting as the Committee administering the Company's 1991 Key
Employee Stock Option and Award Plan, the Committee reviews recommendations from the CEO for the grant of options or Restricted Shares to executive officers (other than the CEO) and other eligible recommended employees. The Committee's determination of option grants reflected in the Summary Compensation Table took into consideration the executive officer's past grants, compensation level, contributions to the Company during the last completed fiscal year, and potential for contributions in the future. (No Restricted Shares were awarded during fiscal year 1994.)

Options are granted at the market price of the Company stock at date of grant, and provide compensation to the optionee only to the extent the market price of the stock increases between the date of grant and the date the option is exercised. Options are intended to provide long term compensation tied specifically to increases in the price of the Company's stock.

The total number of options granted in each year, which may vary from year to year, bears a general relationship to the total number of options authorized by the Company's stockholders divided by the number of years in the term of the plan under which the options are awarded. While options are generally awarded based on the influence an executive position is considered by the Committee to have on stockholder value, the number of options awarded may vary up or down from prior year awards based on the level of an individual executive officer's contribution to the Company in a particular year, based on the recommendation of the CEO.


Chief Executive Officer Compensation

The cash compensation of the chief executive officer is established by the Committee in generally the same way as cash compensation is determined for other executive officers, and the Committee employs generally the same criteria for option grants and Restricted Share awards as apply to other executive officers, taking into consideration the chief executive officer's responsibility for the total enterprise. In addition to salary and formula bonus under the Operator Share Incentive Compensation Plan, as described above, the Committee awarded Mr. Johnson as CEO a discretionary bonus of $200,000 for 1994. The bonus was paid because the Company as a whole, and virtually every operating unit within the Company, exceeded its pre-tax earnings goal for fiscal year 1994. The amount of the bonus was determined by the Committee in its sole discretion, taking into consideration the payment to Mr. Johnson of a $150,000 bonus last year on account of fiscal year 1993 results.


Deductibility of Compensation Under Internal Revenue Code Section 162
(m)

Section 162(m) of the Internal Revenue Code, adopted in 1993, imposes a $1 million cap, subject to certain exceptions, on the deductibility to a company of compensation paid to the five executive officers named in such company's proxy statement. The Committee has reviewed the Company's 1991 Key Employee Stock Option and Award Plan and has concluded that the Plan complies with the transitional rules under Section 162(m), so that any compensation realized from the exercise of stock options would not be affected by Section 162(m). Additionally, cash compensation voluntarily deferred by the executive officers named in this proxy statement under the Company's Deferred Compensation Plans is not subject to the Section 162(m) cap until the year paid. Thus, compensation paid this fiscal year subject to the
Section 162(m) cap is not expected to exceed $1 million for any named executive officer. Therefore the Company believes it will not be subject to any Section 162(m) limitations on the deductibility of compensation paid to the Company's named executive officers for fiscal year 1994.

The Committee presently intends to take necessary steps within the time permitted to maintain the qualification of the Company's 1991 Key Employee Stock Option and Award Plan under Section 162(m), which may include a future request for stockholder approval for a limitation on the number of shares for which options may be granted to any one participant. Additionally, the Committee continues to consider other steps which might be in the Company's best interest to comply with
Section 162(m), while reserving the right to award future compensation which would not comply with the Section 162(m) requirements for nondeductibility if the Committee concluded that this was in the Company's best interests.


THE COMPENSATION COMMITTEE

Ray V. Rose, Chairman
William S. Davila
Richard L. Knowlton


SUMMARY COMPENSATION TABLE

The following table sets forth the cash and noncash compensation for each of the last three fiscal years earned by or awarded to the Chief Executive Officer and the four other most highly compensated executive officers of the Company:

                                                                            Long Term Compensation
                                              Annual Compensation        AwardsPayouts
                                                               Other
                                                               Annual  Restricted  Securities
                                                              Compen-    Stock     Underlying     LTIP    All Other
                                          Salary     Bonus     sation   Award(s)    Options/    Payouts   Compensa-
Name and Principal Position      Year     ($)(1)     ($)(2)    ($)(3)     ($)     SARs (#)(4)     ($)   tion ($)(5)(6)

Joel W. Johnson                  1994    323,100    662,000      -         0         40,000        0        16,474
President and                    1993    273,300    558,000      -         0         50,000        0        15,464
Chief Executive Officer          1992    228,700    422,400      -         0         30,000        0        13,050
Don J. Hodapp                    1994    227,700    429,200      -         0         22,000        0        11,938
Executive Vice President, and    1993    217,300    356,000      -         0         30,000        0        11,174
Chief Financial Officer          1992    202,900    322,800      -         0         30,000        0        10,600
Gary J. Ray                      1994    186,100    383,000      -         0         22,000        0        10,207
Executive Vice President         1993    175,700    315,200      -         0         30,000        0        9,496
                                 1992    150,900    285,600      -         0         30,000        0        8,951
Robert F. Patterson              1994    165,300    352,200      -         0         15,000        0        9,154
Group Vice President             1993    154,900    281,200      -         0         25,000        0        8,471
                                 1992    148,200    248,400      -         0         20,000        0        7,950
Stanley E. Kerber                1994    171,400    319,500      -         0         15,000        0        9,166
Group Vice President             1993    165,300    231,200      -         0         20,000        0        8,704
                                 1992    159,700    248,400      -         0         20,000        0        8,150

(1) Includes director fee payments of $100 per meeting attended for each officer named in the table.

(2) Includes payments under the Company's Operator Share Incentive Compensation Plan as well as annual discretionary bonuses. The amounts shown in the Table include those amounts voluntarily deferred by the named individuals under the Company's Deferred Compensation Plans, which permit participants to voluntarily defer receipt of all or part of the payments currently due to the participant under the Operator Share Incentive Compensation Plan.

(3) There was no Other Annual Compensation exceeding the lesser of $50,000 or 10% of total Annual Compensation in each of the years shown.

(4)  No SARs were awarded in 1992, 1993, or 1994.

(5) The amount shown includes Company Joint Earnings Profit Sharing contributions which may be authorized by the Board of Directors in its discretion based on Company profits. The total amount of Company contributions declared available to all participants by the Board is allocated in the same proportion as each person's base weekly wage bears to the total base wage for all eligible persons. Payments to the executive officers named in the Table are calculated using the same proportional formula as is used for all eligible employees. Joint Earnings Profit Sharing contributions were for Mr. Johnson $15,624 in 1994, $15,314 in 1993, and $12,250
in 1992; for Mr. Hodapp $11,088 in 1994, $10,374 in 1993, and
$9,800 in 1992; for Mr. Ray $9,072 in 1994, $8,398 in 1993, and
$7,840 in 1992; for Mr. Patterson $8,064 in 1994, $7,410 in 1993,
and $6,860 in 1992; and for Mr. Kerber $8,316 in 1994, $7,904 in
1993, and $7,350 in 1992. "All Other Compensation" also includes Company matching payments of up to $200.00 under the Company's Founders' Fund Plan and up to $650.00 under the Hormel Tax
Deferred Investment Plan A. Both of these matching payments, in the same amount, are available to all other eligible employees. Company matching payments were for Mr. Johnson $200 and $650 in 1994, $150 and $0 in 1993, and $150 and $650 in 1992; for Mr.
Hodapp $200 and $650 in 1994, $150 and $650 in 1993, and $150 and
$650 in 1992; for Mr. Ray $200 and $650 in 1994, $150 and $650 in
1993, and $150 and $650 in 1992; for Mr. Patterson $200 and $650
in 1994, $150 and $650 in 1993, and $150 and $650 in 1992; and for
Mr. Kerber $200 and $650 in 1994, $150 and $650 in 1993, and $150
and $650 in 1992. For Mr. Ray and Mr. Patterson "All Other Compensation" includes Company contributions to a disability insurance program which is available to all other eligible employees with benefits proportional to Annual Compensation. Mr.
Ray received contributions of $285 in 1994, $298 in 1993, and $311 in 1992, and Mr. Patterson received $240 in 1994, $261 in 1993, and $290 in 1992.

(6) None of the named executive officers held any restricted stock at year end.


STOCK OPTIONS TABLE

The following tables summarize option grants and exercises during 1994 to or by the Chief Executive Officer or the executive officers named in the Summary Compensation Table above, and the values of options granted during 1994 and held by such persons at the end of 1994.

Option/SAR Grants in Last Fiscal Year

                                                                Potential Realizable Value
                                                                    at Assumed Annual
                                Individual Grants                  Rates of Stock Price               Prior
                                                                     Appreciation for                Columns
                                                                       Option Term                Annualized (4)
                     Number    % of Total
                       of     Options/SARs
                   Securities  Granted to
                   Underlying  Employees  Exercise
                  Options/SARs     in     or Base
                    Granted      Fiscal    Price   Expiration
Name                 (#)(1)       Year     ($/Sh)     Date   0% ($)(2)  5% ($)(3)   10% ($)(3) 0% ($)  5% ($)   10% ($)
Joel W. Johnson      40,000      10.93%    $20.50   1/25/04      $0      $515,694   $1,306,869   $0   $51,569   $130,687
Don J. Hodapp        22,000      6.01%     $20.50   1/25/04      $0      $283,631    $718,778    $0   $28,363   $71,878
Gary J. Ray          22,000      6.01%     $20.50   1/25/04      $0      $283,631    $718,778    $0   $28,363   $71,878
Robert F. Patterson  15,000      4.10%     $20.50   1/25/04      $0      $193,385    $490,076    $0   $19,339   $49,008
Stanley E. Kerber    15,000      4.10%     $20.50   1/25/04      $0      $193,385    $490,076    $0   $19,339   $49,008

Total potential realizable value for the five officers who received stock option grants is $1,469,726 and $3,724,577 respectively, under the 5% and 10% stock price growth assumptions. Assuming 5% and 10% stock price growth over a period of 10 years commencing January 25, 1994, the increase in total stockholder value from stock price appreciation alone for the average number of shares outstanding during fiscal year 1994 would be $988,206,113 and $2,504,308,314 respectively.

(1) All options granted during the period were granted at the market value on the date of grant. No SARs were granted during the fiscal year ended October 29, 1994.

(2) The SEC requires the columns which show 5% and 10% annual stock price appreciation over the option terms. The column which shows
0% appreciation is not required by the SEC.

(3) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

(4) Computed by dividing potential realizable value at the assumed annual rates of stock price appreciation by the term of the option. This column is not required by the SEC.


Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year

                                                              Number of Securities        Value of Unexercised
                                                             Underlying Unexercised           In-the-Money
                                                                Options/SARs at            Options at Fiscal
                                                             Fiscal Year End (#)(5)      Year End ($)(3)(4)(5)
                      Shares Acquired          Value              Exercisable/                Exercisable/
                            Name          on Exercise (#)     Realized ($)(2)(4))            Unexercisable

Joel W. Johnson              0                   0                 170,000/0                   $538,750/0
Don J. Hodapp              30,000             $218,125             112,000/0                   $411,500/0
Gary J. Ray                30,000             $238,125             112,000/0                   $411,500/0
Robert F. Patterson        30,000             $189,375              80,000/0                   $280,000/0
Stanley E. Kerber            0                   $0                 55,000/0                   $148,125/0

(1)  There are no outstanding SARs.

(2) Value realized represents the aggregate difference between the market value on the date of exercise and the applicable exercise price.

(3) Unrealized value of in-the-money options at year end represents the aggregate difference between the market value at October 29, 1994 and the applicable exercise price.

(4) The differences between market value and exercise price in the case of both value realized and unrealized value accumulate over what may be, in many cases, several years.

(5)  There are no unexercisable options.


PENSION PLAN

The Company maintains noncontributory defined benefit pension plans covering substantially all employees. Pension benefits for salaried employees are based upon the employee's highest five consecutive years of compensation (as described below) of the last 10 years of service and the employee's length of service. The Company also maintains a supplemental executive retirement plan that provides pension benefits calculated under the qualified defined benefit pension plan formula that exceed the annual benefit limitation for defined benefit plans qualifying under the Internal Revenue Code. The following tabulation shows the estimated aggregate annual pension payable to an employee under the qualified defined pension plan and the supplemental executive retirement plan upon normal retirement at the end of fiscal year 1994 at age 65 under various assumptions as to final average annual compensation and years of service, and on the assumptions that the retirement plans will continue in effect during such time without change and that the employee will select a single life annuity option. The pension benefits shown below reflect an integration with Social Security benefits.

Average Annual
Compensation                                             Years of Service

                    15             20             25              30             35             40             45
$  250,000     $  57,638      $  76,850      $  96,063      $  115,276     $  134,488     $  153,701     $  172,913
$  500,000     $  117,638     $  156,850     $  196,063     $  235,276     $  274,488     $  313,701     $  352,913
$  750,000     $  177,638     $  236,850     $  296,063     $  355,276     $  414,488     $  473,701     $  532,913
$  1,000,000   $  237,638     $  316,850     $  396,063     $  475,276     $  554,488     $  633,701     $  712,913
$  1,250,000   $  297,638     $  396,850     $  496,063     $  595,276     $  694,488     $  793,701     $  892,913
$  1,500,000   $  357,638     $  476,850     $  596,063     $  715,276     $  834,488     $  953,701     $  1,072,913
$  1,750,000   $  417,638     $  556,850     $  696,063     $  835,276     $  974,488     $  1,113,701   $  1,252,913
$  2,000,000   $  477,638     $  636,850     $  796,063     $  955,276     $  1,114,488   $  1,273,701   $  1,432,913

The compensation for the purpose of determining the pension benefits consists of Annual Compensation and Restricted Stock Awards. The years of credited service for individuals listed in the Summary Compensation Table are: 3 years for Mr. Johnson; 28 years for Mr. Hodapp; 26 years for Mr. Ray; 39 years for Mr. Kerber; and 30 years for Mr. Patterson.


COMPARATIVE STOCK PERFORMANCE

The following graph compares the cumulative total shareholder return on the Company's Common Stock during the five fiscal years preceding October 29, 1994, with the Standard & Poor's 500 Stock Index and the Standard & Poor's Food Group Index (assuming the investment of $100 in each vehicle on October 28, 1989, and the reinvestment of all dividends during such period).


Comparison of Five Year Cumulative Total Return
Among Hormel Foods Corporation, S & P 500 Index, and S & P Food Group
Index



OTHER INFORMATION RELATING TO DIRECTORS, NOMINEES,
AND EXECUTIVE OFFICERS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Persons serving as members of the Compensation Committee during fiscal year 1994 were William S. Davila, Ray V. Rose, and R. L. Knowlton. Mr. Knowlton was an officer of the Company during the fiscal year prior to his election to the Committee. Dubuque Foods, Inc., a wholly-owned subsidiary of the Company, paid $563,231 in usual and ordinary brokerage commissions during the Company's fiscal year 1994 to Firebird Foods, Phoenix, Arizona, in which Mr. Robert Knowlton, brother of Mr. R. L. Knowlton, holds majority ownership.


SECTION 16 COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, certain officers, and any persons holding more than 10% of the Company's Common Stock to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to disclose in this proxy statement any failure to file by those dates during 1994. To the best of the Company's knowledge, all of these filing requirements were satisfied. In making these disclosures, the Company has relied on the representations of its directors and officers and copies of the reports that they have filed with the Commission.


PROPOSED AMENDMENT TO THE COMPANY'S
CERTIFICATE OF INCORPORATION TO
CHANGE THE COMPANY'S NAME TO
HORMEL FOODS CORPORATION

The Board has unanimously approved, and recommends that the stockholders vote to approve and adopt, the following resolution amending the Company's Certificate of Incorporation to change the corporate name to Hormel Foods Corporation:

"RESOLVED, that Article First of the Certificate of Incorporation, as amended, of Geo. A. Hormel & Company shall be amended in its entirety to read as follows:

ARTICLE FIRST. The name of this Corporation is HORMEL
FOODS CORPORATION."

If approved by stockholders, the appropriate officers of the Company will make the necessary filings in the State of Delaware to accomplish the amendment. The name change will not affect in any way the validity of currently outstanding stock certificates, the capital structure of the Company or the listing of any of its securities on any national security exchange. Stockholders will not be required to surrender or exchange any share certificates currently held by them.

George A. Hormel, the Company's founder, began the business more than a century ago in Austin, Minnesota, with a small packing plant and adjoining retail provisions market doing business under the name "Geo. A. Hormel & Co.". In 1901, the business was incorporated under the laws of Minnesota under that name. The business was reincorporated in Delaware as Geo. A. Hormel & Company in 1928.

In 1992, Company management undertook a study of how the Company, its name, and its brand logo, are perceived by the consumers of its products. Based on the findings of that study, since early in 1993 the Company has done business as Hormel Foods Corporation. That trade name has been used on the Company's products, in advertising, and in the Company's Annual Report for fiscal year 1993. However, the name appearing on the Company's Certificate of Incorporation continued to be Geo. A. Hormel & Company, which is the name appearing on the Company's proxy statement and other SEC filings, on the Company's New York Stock Exchange registration, and on the Company's stock certificates.

In view of the public acceptance of the trade name Hormel Foods Corporation, the Board of Directors believes that it is in the best interests of the Company to amend its Certificate of Incorporation to adopt Hormel Foods Corporation as the Company's official name. Hormel Foods Corporation retains the proud tradition of the name of the Company's founder, while presenting to the consumer the image of the modern food company which the Company has evolved into over the last century.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote there- on is required for approval of the amendment to the Company's Certificate of Incorporation recited above. The Board of Directors recommends a vote FOR such approval as being in the best interests of the Company and its stockholders.



APPROVAL OF APPOINTMENT OF AUDITORS

Subject to ratification by the stockholders, the Board of Directors has appointed Ernst & Young, independent public accountants, to audit the financial statements of the Company and its consolidated subsidiaries for the fiscal year which will end October 28, 1995. Ernst & Young are the present public auditors and have served as public auditors for the Company since 1931. Representatives of the firm are expected to be present at the meeting and will be afforded an opportunity to make a statement, if they desire to do so and be available to respond to appropriate questions. Management is not aware of any direct or indirect financial interest or any other connections Ernst & Young may have with the Company or its subsidiaries except the usual professional status of an independent auditor.

Audit services rendered by Ernst & Young for the fiscal year ended October 29, 1994, included the examination of the financial statements of the Company and its subsidiaries, review of certain documents filed by the Company with the Securities and Exchange Commission, and examination of the financial statements of various employee benefit plans.

The affirmative vote of the majority of the shares of Common Stock represented at the meeting shall constitute ratification. The Board of Directors recommends a vote FOR the proposal to approve the appointment of Ernst & Young.


OTHER MATTERS

The management of your Company does not know of any matters to be presented at the meeting other than those mentioned above. However, if any other matters come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

By order of the Board of Directors




T. J. LEAKE
Secretary

December 30, 1994

GEO. A. HORMEL & COMPANY
1 Hormel Place
Austin, MN 55912
This proxy is solicited on behalf of the Board of Directors.
The undersigned hereby appoints J. W. Johnson, D. J. Hodapp,
G. J. Ray or a majority thereof present, or if only one be present, then that one, with full power of substitution, and hereby authorizes them to represent and to vote as designated below all the shares of Common Stock of Geo. A. Hormel & Company held of record by the undersigned on December 5, 1994, at the Annual Meeting of Stockholders to be held on January 31, 1995, or any adjournment thereof.

1. ELECTION OF DIRECTORS

   FOR all nominees listed below
   (except as marked to the contrary below)

   WITHHOLD AUTHORITY
   (to vote for all nominees)

John W. Allen, J. W. Cole, William S. Davila, D. N. Dickson, Luella G. Goldberg, D. J. Hodapp, J. W. Johnson, Geraldine M. Joseph, S. E. Kerber,
R. L. Knowlton, Earl B. Olson, R. F. Patterson, G. J. Ray, Ray V. Rose, Robert R. Waller, M.D.
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)


2. PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY'S NAME FROM
     GEO. A. HORMEL & COMPANY TO HORMEL FOODS CORPORATION.
     FOR  AGAINST  ABSTAIN

3.   PROPOSAL TO APPROVE THE APPOINTMENT OF ERNST & YOUNG AS THE
INDEPENDENT AUDITORS OF THE CORPORATION.
     FOR  AGAINST  ABSTAIN

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME
     BEFORE THE MEETING.
     YES  NO
SHARES____________________
This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted FOR Proposals 1, 2 and 3.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corpora-tion, please sign in full corporate name by
President or other
authorized officer. If a
partnership, please sign in
partnership
name by authorized person.


Dated January________, 1995
________________________________
     Signature
________________________________
     Signature if held jointly